UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
(Date of earliest event reported) DATE OF REPORT: March 7, 2007
InterMune, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	0-29801 (Commission File Number)	94-3296648 (I.R.S. Employer Identification No.)

3280 BAYSHORE BLVD., BRISBANE, CALIFORNIA (Address of principal executive offices)	94405 (Zip Code)
(415) 466-2200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     1. Cash Bonuses Payable to Executive Officers for Fiscal 2006. On March 7, 2006, the Board of Directors (the “Board”) of InterMune, Inc. (the “Company”) approved the recommendation of the Compensation Committee of the Board (the “Compensation Committee”) to make cash bonus payments for the 2006 fiscal year to the Company’s executive officers pursuant to the Company’s 2006 bonus program (the “2006 bonus program”). The Company’s executive officers were eligible to receive bonuses if certain corporate performance objectives and certain individual performance objectives were achieved during fiscal 2006.
     2006 bonus payments were based on an evaluation, by both the Compensation Committee and the independent members of the Board, of the Company’s achievement of the corporate performance goals for 2006, which goals were previously established by the Board in December 2005, as well as the achievement of individual performance goals for 2006. The Compensation Committee retains discretion to apply qualitative judgments in assessing performance. The corporate performance goals included the achievement of performance targets with respect to the Company’s financial performance, clinical trial enrollment, advancement of preclinical programs and maintaining employee retention at favorable levels.
     Under the terms of Mr. Welch’s offer letter agreement, his annual target bonus is 75% of his base salary, with a potential bonus award of between 0% and 150% of his target bonus. On March 15, 2006, the Compensation Committee recommended to the Board, and the Board approved, a modification to Mr. Welch’s bonus program for 2006. Under the terms of the prior bonus program, Mr. Welch’s bonus was based 100% on the Company’s achievement of its corporate performance goals. Under the terms of the amended bonus program, 80% of Mr. Welch’s bonus is based on the Company’s achievement of its corporate performance goals for 2006 and 20% of his bonus is based on his individual performance.
     The target bonus for the executive officers other than Mr. Welch is equal to 35% of their respective base salaries. The executive officers other than Mr. Welch are entitled to receive a bonus ranging from zero to 150% of the target bonus. Under the terms of the 2006 bonus program, for all executives other than Mr. Welch, 65% of the bonus was based on the Company’s achievement of its corporate performance goals for 2006 and 35% of the bonus was based on individual performance.
     The Board also has the discretion to award additional bonus amounts under the 2006 bonus program based on achievements not anticipated in the corporate objectives both for Mr. Welch and for other executive officers.
     The total cash bonuses to be paid to each executive officer pursuant to the 2006 bonus program are as follows:

Name and Title	Amount of 2006 Cash Bonus
Daniel G. Welch	$481,338
President and Chief Executive Officer

John C. Hodgman	$38,490
Chief Financial Officer

Marianne T. Armstrong, Ph.D.	$110,313
Chief Medical Affairs and Regulatory Officer

Lawrence M. Blatt, Ph.D.	$258,984
Chief Scientific Officer

Steven B. Porter, M.D., Ph.D.	$112,703
Chief Medical Officer

     2. Equity Bonus Payable to Chief Executive Officer for Fiscal 2006. On March 7, 2006, the Board approved the recommendation of the Compensation Committee to make an equity bonus payment for the 2006 fiscal year under the 2006 bonus program to Daniel G. Welch, the Company’s President and Chief Executive Officer, of a fully-vested non-qualified option to purchase 25,000 shares of the Company’s common stock at a strike price of $28.05 per share. The option will expire on March 6, 2017.
     3. Adoption of 2007 Bonus Program. On March 7, 2007, the Board approved the recommendation of the Compensation Committee to adopt a 2007 bonus program (the “2007 bonus program”).
     Pursuant to the 2007 bonus program, the Compensation Committee designated for each executive officer a target cash bonus amount, expressed as a percentage of his or her base salary. The Company’s executive officers are eligible to receive bonuses if certain corporate performance objectives and certain individual performance objectives are achieved during fiscal 2007. Bonus payments will be based on an evaluation by the Compensation Committee, as well as the independent members of the Board, of the Company’s achievement of the corporate performance goals for 2007. The Compensation Committee retains discretion to apply qualitative judgments in assessing performance. The corporate performance goals for 2007 were established by the Board and include the achievement of performance targets with respect to the Company’s financial performance, clinical trial enrollment, advancement of preclinical programs and maintaining employee retention at favorable levels.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on the date indicated.
Dated: March 13, 2007

INTERMUNE, INC. (Registrant)
By:	/s/ JOHN C. HODGMAN
Chief Financial Officer and Senior Vice President